NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2009

Wooster, Ohio (October 23, 2009) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $652,000, or $0.23 per diluted share for the second fiscal quarter ended September 30, 2009, compared to $601,000 or $0.21 per diluted share for the second fiscal quarter ended September 30, 2008.  The increase in earnings was primarily due to an increase in net interest income resulting from decreased interest expense on deposits, partially offset by decreased interest income on loans and investments and further offset by an increase in the provision for loan losses.

Net interest income increased $284,000 for the quarter ended September 30, 2009, compared to the quarter ended September 30, 2008.  Interest income decreased $357,000 during the 2009 quarter mainly as a result of lower overall market interest rates during the 2009 quarter compared to the 2008 quarter and the corresponding impact on new originations and existing adjustable rate loans.  Interest expense decreased $641,000 during the quarter as a result of lower deposit balances and lower market interest rates being reflected in rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.

Noninterest income increased $62,000, due primarily to gains on the sale of residential mortgage loans and an increase in trust and other service charge income.  Noninterest expense increased by $29,000.  Noninterest expense categories with increases include $105,000 in federal deposit insurance premiums, $60,000 in valuation provisions and losses on real estate acquired through foreclosure, $47,000 in compensation and benefits and $4,000 in losses on disposal of fixed assets.  The increase in federal deposit insurance premiums was due to an increase in the deposit insurance premium rate schedule and the absence of deposit insurance credits in the 2009 quarter that reduced costs for the 2008 quarter.  Noninterest expense categories with decreases include $104,000 in other operating expense, $49,000 in occupancy and equipment, $31,000 in franchise taxes and $3,000 in amortization of intangibles.  The decrease in other operating expense was due to lower usage of marketing and other professional services.

A provision for loan losses of $380,000 was made for the 2009 quarter compared to $100,000 provided for the 2008 quarter, based on management’s assessment of probable incurred losses in the portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2008 quarter to the 2009 quarter.

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At September 30, 2009, nonperforming assets totaled $5.5 million, or 1.37% of total assets, compared to $2.7 million, or 0.69% of total assets at September 30, 2008.  The increase in nonperforming assets is mainly due to one commercial real estate loan that was performing at September 30, 2008 that is not performing at September 30, 2009.  This loan is in the workout process.  Management has performed an impairment analysis and made an appropriate valuation provision.

For the six month period ended September 30, 2009, net earnings totaled $1,184,000 or $0.41 per diluted share, compared to net earnings of $1,132,000 or $0.39 per diluted share for the six month period ended September 30, 2008.

Net interest income increased $687,000 for the six months ended September 30, 2009 compared to the six months ended September 30, 2008.  Interest income decreased $647,000 for the 2009 six month period compared to the same period in 2008, as a result of lower overall market interest rates during the 2009 period compared to the 2008 period and the corresponding impact on new originations and existing adjustable rate loans.  Interest expense decreased $1,334,000 compared to the prior year period as a result of decreased balances and rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.

Noninterest income increased $134,000, primarily due to $113,000 in gains on sale of residential mortgage loans and a $20,000 increase in service charge income.  Noninterest expense increased by $419,000, due to increased federal deposit insurance premiums of $435,000, increased compensation and benefit expense of $94,000, increased provision and losses on real estate acquired through foreclosure of $71,000 and losses on disposal of fixed assets of $4,000.  These increases were partially offset by decreased occupancy expense of $85,000, decreased other operating expense of $50,000, decreased franchise tax expense of $45,000 and decreased amortization of intangible assets of $5,000. The increase in federal deposit insurance premiums was due to an increase in the deposit insurance premium rate schedule, a special assessment imposed by the FDIC on all insured institutions and the absence of deposit insurance credits in the 2009 period that reduced costs for the 2008 period.

A provision for loan losses of $545,000 was made for the six months ended September 30, 2009 compared to $161,000 provided during the six months ended September 2008, based on management’s assessment of probable incurred losses in the portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2008 period to the 2009 period.

At September 30, 2009, Wayne Savings Bancshares, Inc. reported total assets of $400.3 million, down from total assets of $404.4 million at March 31, 2009.  The decrease in assets was primarily due to a decrease in investment securities.  Deposits at September 30, 2009 were $300.8 million, a decrease of $8.7 million, or 2.82% from $309.5 million at March 31, 2009.  The decrease in deposits was primarily due to management’s continuing decision to not compete aggressively with high rate retail CDs offered by competitors in the Company’s market area.  Borrowed funds at a cost lower than retail deposit rates were used to partially offset the decrease in deposits.

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Stockholders’ equity at September 30, 2009 amounted to $36.5 million, or 9.12% of total assets, compared to $34.4 million at March 31, 2009, an increase of $2.1 million, primarily due to an increase in accumulated other comprehensive income to reflect an increase in the value of available for sale securities and an increase in retained earnings due to the addition of net income and reduced dividend payments.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended September 30,

	2009	2008

Quarterly Results

Net Interest Income	$3,334	$3,050
Net Income	$652	$601
Earnings Per Share:
Basic	$0.23	$0.21
Diluted	$0.23	$0.21
Return on Average Assets (Annualized)	0.65%	0.60%
Return on Average Equity (Annualized)	7.24%	7.38%

	For the Six Months
	ended September 30,

	2009	2008

Year to Date Results

Net Interest Income	$6,582	$5,895
Net Income	$1,184	$1,132
Earnings Per Share:
Basic	$0.41	$0.39
Diluted	$0.41	$0.39
Return on Average Assets (Annualized)	0.59%	0.57%
Return on Average Equity (Annualized)	6.69%	6.94%

	September 30,	March 31,
	2009	2009

End of Period Data

Total Assets	$400,318	$404,421
Stockholders' Equity to Total Assets	9.12%	8.51%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$12.16	$11.46

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data -- unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest income	$5,075	$5,432	$10,217	$10,864
Interest expense	1,741	2,382	3,635	4,969
Net interest income	3,334	3,050	6,582	5,895
Provision for loan losses	380	100	545	161
Net interest income after provision for loan losses	2,954	2,950	6,037	5,734
Noninterest income	512	450	1,013	879
Noninterest expense	2,604	2,575	5,509	5,090
Income before federal income taxes	862	825	1,541	1,523
Provision for federal income taxes	210	224	357	391
Net income	$652	$601	$1,184	$1,132

Earnings per share
Basic	$0.23	$0.21	$0.41	$0.39
Diluted	$0.23	$0.21	$0.41	$0.39

Dividends per share	$0.05	$0.12	$0.10	$0.24

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	September 30, 2009	March 31, 2009
	(Unaudited)
ASSETS

Cash and cash equivalents	$6,030	$6,790
Investment securities, net (1)	114,342	118,685
Loans receivable, net	254,927	254,326
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,509	7,553
Foreclosed assets held for sale, net	931	594
Other assets	11,554	11,448
TOTAL ASSETS	$400,318	$404,421

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$300,811	$309,534
Other short-term borrowings	7,530	10,154
Federal Home Loan Bank Advances	51,000	46,000
Accrued interest payable and other liabilities	4,452	4,320
TOTAL LIABILITIES	363,793	370,008

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,017	36,028
Retained earnings	13,609	12,726
Shares acquired by ESOP	(852)	(899)
Treasury Stock, at cost (974,618 shares at both September 30, 2009 and
March 31, 2009)	(14,530)	(14,530)
Accumulated other comprehensive income	1,883	690
TOTAL STOCKHOLDERS' EQUITY	36,525	34,413

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$400,318	$404,421
(1) Includes held to maturity classifications.